EXHIBIT 99.1

Fifth Street Finance Corp. Announces $30 Million Open Market Share Repurchase Plan

WHITE PLAINS, N.Y., May 24, 2012 (GLOBE NEWSWIRE) -- Fifth Street Finance Corp. ("Fifth Street") (Nasdaq:FSC) announced today that its Board of Directors has approved an open market share repurchase plan which allows Fifth Street to repurchase up to $30 million of its common stock at prices below its net asset value (NAV) as reported in its then most recently published financial statements.

Shares may be purchased in the open market, including through block purchases, as Fifth Street's management deems appropriate. The share repurchase plan does not obligate Fifth Street to acquire any specific number of shares.

Unless extended by the Board of Directors of Fifth Street, the share repurchase plan will expire on May 7, 2013 and may be limited or terminated at any time without prior notice.  Fifth Street's Board of Directors has authorized the share repurchase plan because it believes recent market uncertainty may cause Fifth Street's common stock to be undervalued from time to time.

"This decision is consistent with our long term strategy of seeking to create shareholder value," stated Leonard M. Tannenbaum, Fifth Street's Chief Executive Officer, adding: "If we decide to utilize the share repurchase plan, the repurchase of up to $30 million of shares at prices below Fifth Street's net asset value would be accretive to our NAV per share. Fifth Street's share repurchase plan provides us with flexibility and an ability to be opportunistic in making repurchases at a discount to NAV in order to generate value for our shareholders."

About Fifth Street Finance Corp.

Fifth Street Finance Corp. is a specialty finance company that lends to and invests in small and mid-sized companies, primarily in connection with investments by private equity sponsors. Fifth Street Finance Corp.'s investment objective is to maximize its portfolio's total return by generating current income from its debt investments and capital appreciation from its equity investments.

The Fifth Street Finance Corp. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=5525

Forward-Looking Statements

This press release may contain certain forward-looking statements, including statements with regard to the future performance of Fifth Street Finance Corp. Words such as "believes," "expects," "projects," "anticipates," and "future" or similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results to differ materially from those projected in these forward-looking statements, and these factors are identified from time to time in Fifth Street Finance Corp.'s filings with the Securities and Exchange Commission. Fifth Street Finance Corp. undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT: Investor Contact:
         Alexander C. Frank, Chief Financial Officer
         Fifth Street Finance Corp.
         (914) 286-6855
         ir@fifthstreetfinance.com

         Media Contact:
         Steve Bodakowski
         CJP Communications
         (203) 254-1300 ext. 141
         CJP-FifthStreet@CJPCom.com